Exhibit 8.2

Noble Holding International Limited

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

Georgetown, Grand Cayman

Cayman Islands, BWI

8 February 2012

Ladies and Gentlemen:

Noble Holding International Limited (the “Company”)

We have acted as Cayman Islands counsel to the Company in connection with the issue and sale of US$300 million aggregate principal amount of its 2.50% Senior Notes due 2017, US$400 million aggregate principal amount of its 3.95% Senior Notes due 2022 and US$500 million aggregate principal amount of its 5.25% Senior Notes due 2042 (collectively, the “Notes”) pursuant to the Indenture (the “Original Indenture”) dated as of 21 November 2008 between the Company, as issuer, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) to be dated as of 10 February 2012 by and among the Company, Noble Corporation (Cayman Islands) (“Noble Corporation”) and the Trustee (the Original Indenture and Fourth Supplemental Indenture are herein collectively referred to as the “Indenture”).

Under the Fourth Supplemental Indenture, Noble Corporation will guarantee, in general terms, the principal of, premium, if any, interest on and all other payment obligations of the Company due under the Indenture and the Notes (the “Guarantee”). The Notes will be three series of the Company’s senior debt securities, and the Guarantee will be a guarantee of Noble Corporation, all registered on a Registration Statement on Form S-3 (Registration Nos. 333-171965 and 333-171965-01), as amended and supplemented (the “Registration Statement”), filed by the Company and Noble Corporation with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

1. Documents Reviewed

We have reviewed and relied on copies of such corporate records and other documents, including, but not limited to, the Registration Statement, reviewed such matters of law and taken such steps, as we have deemed necessary or appropriate for the purpose of this opinion.

2. Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion. This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than the Cayman Islands.

We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.

3. Opinions

Based on the foregoing and having regard to such legal considerations as we deem relevant, we hereby confirm that the discussion under the caption “Cayman Islands Tax Considerations” contained in the prospectus supplement dated 7 February 2012 relating to the Notes as filed with the Commission has been reviewed by us and represents our opinion, insofar as it consists of conclusions of law and is subject to the assumptions, qualifications, and limitations set forth in that discussion, with respect to the Cayman Islands tax consequences of the ownership and disposition of the Notes.

4. Disclosure

This opinion speaks as of its date and is strictly limited to the matters stated herein.

This opinion is given to you solely for use in connection with the offering of the Notes pursuant to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to Noble Corporation’s Current Report on Form 8-K to be filed with the Commission on 9 February 2012, the incorporation by reference of this opinion into the Registration Statement and the prospectus supplement and to the use of our name under the captions “Cayman Islands Tax Considerations” in the prospectus supplement and “Legal Matters” in the Registration Statement and the prospectus supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder